Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen California Quality Municipal Income Fund f/k/a Nuveen California Dividend Advantage Municipal Fund

811-09161


The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the forms of the Statement Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares and the Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares, considered to be an amendment to the Charter, containing a description of the Funds preferred securities. These Statements were filed as Appendix A to the SEC filing on Form DEF 14A on July 13, 2016, Accession No. 0001193125-16-647283.

In addition, the Funds Charter (Declaration of Trust) was amended on November 7, 2016 to change the name of the fund.
A copy of this amendment was filed as Exhibit 99.1.D to the SEC filing on Form POS EX, Post Effective Amendment No. 1 to Form N-14 on December 6, 2016, Accession No. 0001193125-16-786229. We
incorporate this document by reference to this Item 77Q1(a).